Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
November 21, 2011                                                                                                                                                                                                            Contact:  Michael M. Larsen
                                                                                                                                                                                                                                                 Vice President and CFO
                                                                                                                                                                                                                                                 (610) 249-2002

Gardner Denver Declares Quarterly Dividend and Increases Share Repurchase Authorization

WAYNE, Pa., November 21, 2011 -- On November 17, 2011 the Board of Directors of Gardner Denver, Inc. (NYSE: GDI) declared a regular quarterly dividend of five cents per share for the fourth quarter of 2011.  The fourth quarter dividend is payable December 20, 2011, to shareholders of record as of December 2, 2011.

In addition, the Company announced that on November 17, 2011 its Board of Directors has increased the authorized level for repurchases of its common stock by 1.3 million shares, or approximately $100 million, plus an additional amount to offset any future dilution resulting from equity grants under the Company’s benefit plans.  This increased authorization will be added to the approximately 332,000 shares, or approximately $26 million, that remains available from an existing authorization approved by the Board of Directors in November 2008.  The timing and amount of repurchases will vary based upon market conditions, corporate requirements, and other factors.  All common stock acquired will be held as treasury stock and will be available for general corporate purposes.

Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer stated, "With this increased authorization, Gardner Denver’s strategy of making opportunistic purchases of its common stock while focusing on selective acquisitions and organic growth initiatives remains unchanged.  Stock repurchases will remain a relatively modest use of our strong free cash flow."

Corporate Profile
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries.  Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Statements

Any statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature.  Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Any expectation that dividends will continue to be paid on a quarterly basis assumes that the Company's financial condition will permit the payment under Delaware law; that its operations will continue to generate sufficient cash flow to warrant the payment of a dividend and that market conditions and applicable laws and regulations make payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its stockholders and other constituents, and will be made only at the Board's discretion.  In addition, the share repurchase program may be affected by a number of factors including market conditions, the market price of the Company’s stock, general business conditions and alternative needs and uses of the Company’s cash resources.  Further risks that could cause actual results to differ materially from those matters expressed in or implied by forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2010, and its subsequent quarterly reports on Form 10-Q.  The Company does not undertake, and hereby disclaims, any duty to update forward-looking statements, although its situation and circumstances may change in the future.
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